UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 29, 2007

Furniture Brands International, Inc.
(Exact name of Registrant as specified in charter)

Delaware	001-00091	43-0337683
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification Number)

101 South Hanley Road, St. Louis, Missouri 63105
(Address of principal executive offices) (zip code)

(314) 863-1100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2007 the Company entered into a Waiver and Amendment (the “Credit Amendment”) to its existing Credit Agreement dated April 21, 2006, by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. (collectively, the “Borrowers”), and various lenders, The Bank of Tokyo-Mitsubishi UFJ, LTD., PNC Bank, National Association, Wachovia Bank, National Association, as Co-Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended by the Amendment No. 1 to Credit Agreement dated April 16, 2007 (the “Credit Agreement First Amendment”), the “Credit Agreement”), to gain temporary relief from the two financial covenants under such Credit Agreement.

Pursuant to the Credit Amendment, the lenders have agreed to waive the Borrowers’ compliance with the maximum leverage ratio and minimum coverage ratio covenants with respect to the period from and including June 30, 2007 through and including August 14, 2007, subject to reinstatement of such covenants if certain events or circumstances occur. The Credit Amendment also extended the end of the effective period of certain amendments made to the Credit Agreement in connection with the Credit Agreement First Amendment from June 30, 2007 to August 15, 2007, including the interest rate margins applicable to borrowings thereunder.

In addition, on June 29, 2007 the Company entered into a Second Amendment (the “Note Amendment”) to its existing Note Purchase Agreement dated May 17, 2006, by and among Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., and Thomasville Furniture Industries, Inc., and various institutional investors (as amended by the First Amendment to Note Purchase Agreement dated April 16, 2007 (the “Note Agreement First Amendment”), the “Note Purchase Agreement”), to gain temporary relief from the two financial covenants under such Note Purchase Agreement.

Previously under the Note Purchase Agreement, the Company would not permit the ratio of Consolidated Debt (as of any date) to Consolidated EBITDA (for the Company's then most recently completed four fiscal quarters) to be greater than or equal to 4.25 to 1.00 with respect to the period from and including March 31, 2007 through and including June 29, 2007 and to be greater than or equal to 3.50 to 1.00 at any time on or after June 30, 2007. Under the Note Amendment, this covenant is amended to provide that such ratio shall not be greater than or equal to 4.80 to 1.00 for the period from and including March 31, 2007 through and including August 14, 2007. Further, previously under the Note Purchase Agreement, the Company would not permit the ratio of Consolidated EBITDA to Consolidated Fixed Charges (in each case for the Company's then most recently completed four fiscal quarters) to be less than or equal to 1.90 to 1.00 as of the end of the fiscal quarter ending on March 31, 2007 and to be less than or equal to 2.50 to 1.00 at any time thereafter. Under the Note Amendment, this covenant is amended to provide that such ratio shall not be less than or equal to 1.90 to 1.00 as of the fiscal quarter ending on March 31, 2007, and 1.50 to 1.00 as of the end of the fiscal quarter ending on June 30, 2007. The Note Amendment also extended the end of the effective period of certain amendments made to the Note Purchase Agreement in connection with the Note Agreement First Amendment from June 30, 2007 to August 14, 2007, including the interest rate applicable thereunder and added a new event of default which would be triggered by certain mergers and acquisitions.

In exchange for covenant relief, the Company agreed to prepay in full the outstanding principal amount of the notes which were issued pursuant to the Note Purchase Agreement (the “Notes”) together with unpaid interest and the make-whole amount payable thereunder on the earlier of (i) the first date that the Company is permitted to borrow under the new proposed credit facility the Company is seeking and (ii) August 15, 2007. The total amount to be paid by the Company to satisfy this obligation is estimated to be $164,700,000, which consists of $150,000,000 related to the outstanding principal amount, $13,400,000 related to the make-whole amount due in connection with the prepayment, and $1,300,000 related to accrued interest on the Notes. In addition, the Company will recognize a $4,100,000 unamortized gain on an interest rate hedge settled in 2006 in conjunction with the issuance of the Notes, approximately $1,400,000 in unamortized issuance costs related to the Notes and the Credit Agreement, and $300,000 in costs related to executing the Credit Amendment and Note Amendment. The aggregate reduction to the Company’s diluted earnings per share related to the make-whole payment, interest rate hedge gain, unamortized issuance costs, and Credit Amendment and Note Amendment costs is estimated to be approximately $0.15 per share, the impact of which will be recognized in the second and third quarters of fiscal 2007. This impact was not included in the Company’s previously released earnings per diluted share guidance in its Current Report on Form 8-K dated June 19, 2007, which spoke only as of its date and is not being updated hereby.

In anticipation of the prepayment of the Notes, the Company entered into reverse treasury rate lock agreements to offset changes in the make-whole amount due to movements in treasury rates prior to the repayment date. Under the rate lock agreements, the Company agrees to pay or receive an amount equal to the difference between the net present value of the cash flows for a notional amount of indebtedness based on the locked rate at the date when the agreements were established and the yield on United States treasury notes on the settlement date, which will be on or before August 30, 2007.

The foregoing descriptions of the Credit Amendment and the Note Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of the documents, which are attached as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation

or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 22, 2007, the Company entered into a commitment letter (the “Commitment Letter”) with J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“Chase”) regarding a proposed senior revolving credit facility in an aggregate amount of up to $600,000,000 (the “Proposed Facility”) for the Borrowers. Attached to the Commitment Letter is a term sheet, which sets forth many of the particular terms with respect to the Proposed Facility (the “Term Sheet”).

Pursuant to the terms of the Commitment Letter, Chase agreed to provide a portion of the commitments under the Proposed Facility and JPMorgan agreed to use commercially reasonable efforts to assemble a syndicate of financial institutions to provide the balance of the necessary commitments for the Proposed Facility. The Company agreed to pay Chase nonrefundable fees specified in the Term Sheet and a related fee letter.

The Proposed Facility would be secured by all of the Borrowers’ accounts receivable, inventory, deposit accounts and other related items. The Proposed Facility would also include prohibitions on the Borrowers’ ability to grant security interests to other parties, subject to exceptions to be agreed upon. The Proposed Facility documentation would include representations and warranties of the Borrowers and their subsidiaries, would impose affirmative, negative and financial covenants on the Borrowers and their subsidiaries, and would include other typical provisions.

Chase’s commitment under and JPMorgan’s agreement to provide services described in the Commitment Letter are subject to closing conditions.

The proceeds of the Proposed Facility would be used to refinance the Company’s existing revolving credit facility, and for general corporate purposes. Additionally, the Company would use a portion of the proceeds from the Proposed Facility to repay the Notes, including the applicable make-whole premium.

Item 9.01	Financial Statements and Exhibits.

See Exhibit Index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Richard R. Isaak
	Name:	Richard R. Isaak
	Title:	Controller and Chief Accounting Officer

Dated: July 3, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1

Waiver and Amendment dated June 29, 2007 to Credit Agreement dated April 21, 2006, by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., and Thomasville Furniture Industries, Inc. and various lenders, The Bank of Tokyo-Mitsubishi UFJ, LTD., PNC Bank, National Association, Wachovia Bank, National Association, as Co-Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.2

Second Amendment dated June 29, 2007 to Note Purchase Agreement dated May 17, 2006, by and among Furniture Brands International, Inc., Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., and Thomasville Furniture Industries, Inc., and various institutional investors.